Beckstead and Watts, LLP

Certified Public Accountants

2425 W. Horizon Ridge

Henderson, NV 89052

702.257.1984 tel

702.362.0540 fax

February 16, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Gentlemen/Madams:

We were previously the principal accountants for Interbank Capital Corp. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2004 and 2003. Effective February 12, 2005, we notified the Company that our firm was resigning as principal accountant. We have read the Company's statements included under Item 4.01 of its Form 8-K dated February 16, 2005, and we agree with such statements.

Sincerely,

/s/ Beckstead & Watts, LLP

Beckstead and Watts, LLP